Exhibit 99.2
QUIDELORTHO CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
On May 27, 2022, pursuant to a Business Combination Agreement entered into as of December 22, 2021 (the “BCA”), by and among Quidel Corporation (“Quidel”), Ortho Clinical Diagnostics Holdings plc (“Ortho”), QuidelOrtho Corporation (formerly Coronado Topco, Inc.) (“QuidelOrtho” and collectively with its subsidiaries, the “Company”), Orca Holdco, Inc., Laguna Merger Sub, Inc. (“U.S. Merger Sub”), and Orca Holdco 2, Inc., Quidel and Ortho consummated a business combination (the “Combinations”) by way of (i) a scheme of arrangement undertaken by Ortho under Part 26 of the U.K. Companies Act 2006 (the “Ortho Scheme”), pursuant to which each issued and outstanding share of Ortho was acquired by a nominee of QuidelOrtho, such that Ortho became a wholly owned subsidiary of QuidelOrtho, and (ii) a merger of U.S. Merger Sub with and into Quidel, with Quidel surviving the merger as a wholly owned subsidiary of QuidelOrtho. The High Court of Justice of England and Wales (the “Court”) sanctioned the Ortho Scheme on May 26, 2022 and a sealed order of the Court was delivered to the Registrar of Companies at Companies House on May 27, 2022, satisfying the final condition to closing.
The following unaudited pro forma combined financial information, which is referred to herein as the unaudited pro forma financial information, is presented to illustrate the estimated effects of the Combinations based on the historical financial statements and accounting records of QuidelOrtho, Quidel and Ortho after giving effect to the Combinations, and the Combinations-related pro forma adjustments as described in the accompanying notes to the unaudited pro forma financial information.
The fiscal year of each of QuidelOrtho, Quidel and Ortho ends on the Sunday nearest December 31 of the specified period.
The following unaudited pro forma combined statement of income for the fiscal year ended January 2, 2022 was prepared based on the following historical periods: (i) the audited historical consolidated statement of income of Quidel for the year ended January 2, 2022 and (ii) the audited historical consolidated statement of operations of Ortho for the year ended January 2, 2022. The following unaudited pro forma combined statement of income for the six months ended July 3, 2022 was prepared based on the following historical periods: (i) the unaudited historical consolidated statement of income of QuidelOrtho for the six months ended July 3, 2022 and (ii) the unaudited historical consolidated statement of operations of Ortho for the year-to-date period ended May 26, 2022. A pro forma combined balance sheet is not presented as the Combinations are already reflected in the Company’s unaudited consolidated balance sheets as of July 3, 2022, included in QuidelOrtho’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2022.
The following unaudited pro forma financial information has been prepared to reflect the Combinations and is provided for illustrative purposes only. The unaudited pro forma combined statements of income assume that the Combinations occurred on January 4, 2021, the beginning of the earliest period presented, but do not necessarily reflect what the Company’s results of operations would have been had the Combinations been completed on January 4, 2021, or for any future or historical period.
The unaudited pro forma financial information was prepared using the acquisition method of accounting with Quidel treated as the accounting acquirer and, therefore, the historical basis of Quidel’s assets and liabilities was not affected by the Combinations. The pro forma financial statements should be read in conjunction with QuidelOrtho’s and Quidel’s historical financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended January 2, 2022 included in Quidel’s 2021 Annual Report on Form 10-K, as well as the historical financial statements and related notes of Ortho for the year ended January 2, 2022 included in Exhibit 99.1 of this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JULY 3, 2022
(in millions, except per share data)

	Historical QuidelOrtho	Historical Ortho after reclassification adjustments (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Total revenues	$1,615.7	$785.2	$—		$—		$2,400.9
Cost of sales, excluding amortization of intangibles	536.2	402.5	(11.2)	5a	—		927.5
Selling, marketing and administrative	203.2	208.6	—		—		411.8
Research and development	60.6	52.1	—		—		112.7
Amortization of intangible assets	28.1	54.9	29.6	5b	—		112.6
Acquisition and integration costs	83.2	62.4	(12.8)	5c	—		132.8
Other operating expenses	4.0	3.5	—		—		7.5
Operating income	700.4	1.2	(5.6)		—		696.0
Interest expense, net	11.3	52.8	(3.3)	5d	(7.9)	5d	52.9
Loss on extinguishment of debt	24.0	—	—		(24.0)	5e	—
Other expense (income), net	1.6	(10.4)	—		—		(8.8)
Income (loss) before provision for income taxes	663.5	(41.2)	(2.3)		31.9		651.9
Provision for income taxes	164.3	4.7	0.9	5f	(7.9)	5f	162.0
Net income (loss)	$499.2	$(45.9)	$(3.2)		$39.8		$489.9
Basic earnings per share	$10.62						$7.31
Diluted earnings per share	$10.47						$7.22
Weighted average shares outstanding - basic	47.0		20.0	5g			67.0
Weighted average shares outstanding - diluted	47.7		20.2	5g			67.9
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED JANUARY 2, 2022
(in millions, except per share data)

	Historical Quidel after reclassification adjustments (Note 4)	Historical Ortho after reclassification adjustments (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Total revenues	$1,698.6	$2,042.8	$—		$—		$3,741.4
Cost of sales, excluding amortization of intangibles	420.3	1,006.8	64.1	5a	—		1,491.2
Sales, marketing and administrative	239.5	555.7	—		—		795.2
Research and development	95.7	126.2	—		—		221.9
Amortization of intangible assets	27.4	133.4	35.6	5b	—		196.4
Acquisition and integration costs	9.6	7.0	12.8	5c	—		29.4
Other operating expenses	—	39.8	—		—		39.8
Operating income	906.1	173.9	(112.5)		—		967.5
Interest expense, net	5.8	146.0	(8.0)	5d	(26.9)	5d	116.9
Loss on extinguishment of debt	—	50.3	—		(26.3)	5e	24.0
Other (income) expense, net	(0.1)	3.6	—		—		3.5
Income (loss) before provision for income taxes	900.4	(26.0)	(104.5)		53.2		823.1
Provision for income taxes	196.1	28.3	(33.6)	5f	13.2	5f	204.0
Net income (loss)	$704.3	$(54.3)	$(70.9)		$40.0		$619.1
Basic earnings per share	$16.74						$9.21
Diluted earnings per share	$16.43						$9.08
Weighted average shares outstanding - basic	42.1		25.1	5g			67.2
Weighted average shares outstanding - diluted	42.9		25.3	5g			68.2
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Description of the Combinations
On May 27, 2022, pursuant to the BCA, Quidel and Ortho consummated the Combinations and each of Quidel and Ortho became a wholly owned subsidiary of QuidelOrtho. As a result of the Combinations, QuidelOrtho became the successor issuer to Quidel.
2. Basis of Pro Forma Presentation
The accompanying unaudited pro forma financial information was prepared in accordance with Article 11 of the SEC’s Regulation S-X. The historical financial statements were prepared in accordance with U.S. generally accepted accounting principles and presented in millions of U.S. dollars.
The Combinations were accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”), with Quidel considered the accounting and the legal acquirer, and using the fair value concepts defined in ASC Topic 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value.
The fair value estimates for the assets acquired and liabilities assumed were based on preliminary calculations, and the Company’s estimates and assumptions are subject to change, including the valuation of inventory, property, plant and equipment, intangible assets, income taxes and legal contingencies, among other items, to reflect any additional information related to facts and circumstances that existed as of the closing date of the Combinations that, if known, would have affected the measurement of the amounts recognized as of that date. The Company is continuing to obtain and evaluate information relevant to the estimated future cash flows to value certain intangible assets, as well as replacement cost and relevant market transaction information to value acquired plant, property, and equipment. As a result, the preliminary related amounts presented may change. The Company expects to finalize the valuation as soon as practicable, but no later than one year after the closing date of the Combinations.
Significant Accounting Policies
The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Quidel. Based on the procedures performed to date, the accounting policies of Ortho appear to be similar in all material respects to Quidel’s accounting policies.

3. Preliminary Purchase Price
The Combinations were completed for total consideration of approximately $4.3 billion, which includes the fair value of equity issued based on the May 26, 2022 closing price of $99.60 per share of Quidel common stock. Former Ortho shareholders received $7.14 in cash and 0.1055 shares of QuidelOrtho common stock for each Ortho ordinary share. The total purchase consideration was calculated as follows (in millions, except value per share data and Ortho Exchange Ratio):

Total Ortho shares subject to exchange	237.487
Ortho Exchange Ratio	0.1055
QuidelOrtho shares issued	25.055
Value per Quidel share as of May 26, 2022	$99.60
Fair value of stock consideration	$2,495.5
Fair value of replacement equity awards (1)	47.9
Cash consideration (2)	1,747.7
Total purchase consideration	$4,291.1

(1)
Represents the fair value of replacement stock options (which include options with time-based, performance-based, and both performance- and market-based vesting conditions), restricted stock units and restricted stock outstanding as of May 27, 2022 that are attributable to service prior to the Combinations. The terms of the replacement awards are substantially similar to the former Ortho equity awards for which they were exchanged. The portion of the fair value of the replacement equity awards attributable to service after the Combinations is $46.6 million and will be recognized as compensation expense based on the vesting terms of the replacement equity awards.

(2)	Represents cash consideration of $7.14 per share paid to Ortho shareholders and holders of vested Ortho stock options on the closing date of the Combinations for 237.5 million outstanding Ortho shares and 7.3 million vested Ortho stock options.
The Company funded the cash portion of the purchase price with cash on its balance sheet as well as new borrowings.
The components of the preliminary purchase price allocation on the closing date of the Combinations and the purchase price consideration transferred are as follows (in millions):

Cash and cash equivalents	$234.5
Accounts receivable	240.6
Inventories	386.8
Property, plant and equipment	767.5
Goodwill	2,291.3
Intangible assets	3,133.0
Prepaid expenses and other assets	287.9
Total assets	7,341.6
Accounts payable	(135.0)
Accrued payroll and related expenses	(80.7)
Long-term borrowings, including current portion (1)	(2,268.4)
Deferred tax liability	(215.4)
Other current and non-current liabilities	(351.0)
Total liabilities	(3,050.5)
Total purchase consideration	$4,291.1

(1) Immediately following the closing of the Combinations, the Company repaid long-term borrowings assumed, which consisted of $1,608.4 million aggregate principal amount related to Ortho’s Dollar Term Loan and Euro Term Loan Facilities, $240.0 million aggregate principal amount of Ortho’s 7.375% Senior Notes due 2025 and $405.0 million aggregate principal amount of Ortho’s 7.250% Senior Notes due 2028. The Senior Notes outstanding were fully discharged following the Combinations. The Company recorded a $23.5 million loss on extinguishment in connection with the Combinations, representing the difference between the reacquisition value, inclusive of $35.9 million of redemption premium, and the net carrying value of the extinguished debt.
Inventories acquired included raw materials, work in progress and finished goods. Inventories were recorded at their estimated fair values. The inventory was valued at the estimated selling price less the estimated costs to be incurred to complete and sell the inventory, the associated margins on these activities and holding costs. A preliminary step-up in value of inventory of $64.1 million was recorded in connection with the Combinations.
Goodwill represents the excess of the total purchase consideration over the estimated fair value of the net assets acquired, and is primarily attributable to synergies expected to be achieved by the Company, Ortho’s assembled workforce, the expanded revenue profile and product diversity. Goodwill is not deductible for tax purposes.
The following table sets forth the amounts assigned to the identifiable intangible assets acquired (in millions, except years):

Intangible Asset	Amortization period	Fair value of assets acquired
Customer relationships	20 years	$1,679.0
Developed technology	15 years	903.0
Trademarks	15 years	373.0
In-process research and development	Not amortized	178.0
		$3,133.0
The fair value of customer relationships and in-process research and development (“IPR&D”) was estimated using the Multi-Period Excess Earnings Method, which is a form of the income approach. The significant assumptions include: (i) the estimated annual net cash flows, which are a function of expected earnings attributable to the asset, contributory asset charges and the applicable tax rate, and (ii) the discount rate.
The fair value of developed technology and trademarks was estimated using the Relief from Royalty Method, which is another form of the income approach. The significant assumptions include: (i) the estimated annual net cash flows, which are a function of expected earnings attributable to the asset, the probability of use of the asset, the royalty rate and the applicable tax rate, and (ii) the discount rate.
Intangible assets are amortized on a straight-line basis over the amortization periods noted above, which reflects the estimated useful life of the underlying assets. The amortization of IPR&D will begin at the related product launch and will be tested annually for potential impairment.

4. Reclassifications
QuidelOrtho identified certain reclassification adjustments that were necessary to conform Ortho’s financial statement presentation to QuidelOrtho’s financial statement presentation. For purposes of the pro forma financial statements, Ortho’s historical statements of operations have been adjusted to reflect these reclassifications (in millions):

Ortho Statement of Operations For the year to date period ended May 26, 2022 (in millions)	Historical Ortho	Reclassification Adjustments	Notes	Historical Ortho after Reclassification Adjustments
Total revenue	$785.2	$—		$785.2
Cost of sales, excluding amortization of intangible assets	402.5	—		402.5
Selling, marketing and administrative expenses	207.9	0.7	4a	208.6
Research and development	52.1	—		52.1
Amortization of intangible assets	54.9	—		54.9
Acquisition and integration costs	—	62.4	4b	62.4
Other operating expense, net	66.6	(63.1)	4a,4b	3.5
Operating loss	1.2	—		1.2
Interest expense, net	52.8	—		52.8
Tax indemnification income	(0.3)	0.3	4c	—
Other income, net	(10.1)	(0.3)	4c	(10.4)
Loss before income taxes	(41.2)	—		(41.2)
Provision for income taxes	4.7	—		4.7
Net loss	$(45.9)	$—		$(45.9)

Ortho Statement of Operations For the year ended January 2, 2022 (in millions)	Historical Ortho	Reclassification Adjustments	Notes	Historical Ortho after Reclassification Adjustments
Total revenues	$2,042.8	$—		$2,042.8
Cost of sales, excluding amortization of intangibles	1,006.8	—		1,006.8
Selling, marketing and administrative	555.0	0.7	4a	555.7
Research and development	126.2	—		126.2
Amortization of intangible assets	133.4	—		133.4
Acquisition and integration costs	—	7.0	4b	7.0
Other operating expenses	47.5	(7.7)	4a,4b	39.8
Operating income	173.9	—		173.9
Interest expense, net	146.0	—		146.0
Tax indemnification expense	0.8	(0.8)	4c	—
Loss on extinguishment of debt	—	50.3	4d	50.3
Other expense, net	53.1	(49.5)	4c	3.6
Loss before income taxes	(26.0)	—		(26.0)
Provision for income taxes	28.3	—		28.3
Net loss	$(54.3)	$—		$(54.3)

The following items represent certain reclassifications to conform the presentation of the historical financial statement line items of Ortho to the financial statement line items of QuidelOrtho:
Ortho Statements of Operations Items:

4a	For the year-to-date period ended May 26, 2022, Provision for credit losses, referred to as bad debt expense by QuidelOrtho, of $0.7 million was reclassified from Other operating expense to Sales, marketing and administrative;
For the year ended January 2, 2022, Provision for credit losses, referred to as bad debt expense by QuidelOrtho, of $0.7 million was reclassified from Other operating expense to Sales, marketing and administrative;
4b	For the year-to-date period ended May 26, 2022, Other operating expenses of $62.4 million related to costs incurred related to the Combinations have been reclassified to Acquisition and integration costs;
For the year ended January 2, 2022, Other operating expenses of $7.0 million related to costs incurred related to the Combinations have been reclassified to Acquisition and integration costs;
4c	For the year-to-date period ended May 26, 2022, Tax indemnification income of $0.3 million was reclassified from Tax indemnification income to Other income, net;
For the year ended January 2, 2022, Tax indemnification expense of $0.8 million was reclassified from Tax indemnification expense to Other expense, net; and
4d	For the year ended January 2, 2022, Loss on extinguishment of debt of $50.3 million was reclassified from Other expense, net to Loss on extinguishment of debt.
The following items represent certain reclassifications and adjustments to conform to the presentation of financial statement line items of QuidelOrtho following the Combinations (in millions):

Quidel Reclassifications For the year ended January 2, 2022 (in millions)	Historical Quidel	Reclassification Adjustments	Notes	Historical Quidel after Reclassification Adjustments
Total revenues	$1,698.6	$—		$1,698.6
Cost of sales, excluding amortization of intangibles	427.7	(7.4)	4e	420.3
Sales, marketing and administrative	—	239.5	4f	239.5
Sales and marketing	175.3	(175.3)	4f,4g	—
General and administrative	84.2	(84.2)	4f	—
Research and development	95.7	—		95.7
Amortization of intangible assets	—	27.4	4e,4g	27.4
Acquisition and integration costs	9.6	—		9.6
Operating income	906.1	—		906.1
Interest and other expense, net	5.7	(5.7)	4h	—
Interest expense, net	—	5.8	4h	5.8
Other income, net	—	(0.1)	4h	(0.1)
Income before income taxes	900.4	—		900.4
Provision for income taxes	196.1	—		196.1
Net income	$704.3	$—		$704.3

Quidel Statements of Income Items:

4e	For the year ended January 2, 2022, Amortization expense related to cost of sales of $7.4 million was reclassified to Amortization of intangible assets;
4f	For the year ended January 2, 2022, Sales and marketing expense of $155.3 million and General and administrative expense of $84.2 million was reclassified to Sales, marketing and administrative;
4g	For the year ended January 2, 2022, Amortization expense related to sales and marketing of $20.0 million was reclassified to Amortization of intangible assets;
4h	For the year ended January 2, 2022, Interest expense, net of $5.8 million was reclassified from Interest and other expense, net to Interest expense, net; and
4i	For the year ended January 2, 2022, Other income, net of $0.1 million was reclassified from Interest and other expense, net to Other income, net.
5. Transaction Accounting Adjustments for Pro Forma Combined Statements of Income
The following outlines the various adjustments to the unaudited pro forma combined statements of income.
(a) Cost of sales, excluding amortization of intangible assets
For the six months ended July 3, 2022, reflects an adjustment to decrease expense by $11.2 million to exclude the recognition of the step-up adjustment in that period.
For the year ended January 2, 2022, reflects an adjustment to record $64.1 million resulting from the unwinding of the estimated step-up in fair value of inventory acquired.
(b) Amortization of intangible assets
Reflects the adjustments to record new amortization expense based on the fair value of the preliminary estimate of acquired intangible assets, which represents the portion of the purchase price allocated to Ortho’s definite-lived developed technology, customer relationships and trademarks. The preliminary estimated useful lives are 15 years for developed technology and trademarks and 20 years for customer relationships.
For the six months ended July 3, 2022, represents a net increase of $29.6 million from the elimination of historical Ortho intangible asset amortization of $54.9 million and the recognition of pro forma amortization expense of $84.5 million.
For the year ended January 2, 2022, represents a net increase of $35.6 million from the elimination of historical Ortho intangible asset amortization of $133.4 million and the recognition of pro forma amortization expense of $169.0 million.
(c) Acquisition and integration costs
Reflects adjustments to reclassify expenses related to the accelerated vesting of certain stock awards for the former CEO of Ortho.
For the six months ended July 3, 2022, represents a decrease of $12.8 million from the removal of compensation expense related to accelerated vesting.
For the year ended January 2, 2022, represents an increase of $12.8 million from the inclusion of compensation expense related to accelerating vesting.

(d) Interest expense
Represents the assumed net decrease in interest expense for the effects of new interest expense related to QuidelOrtho’s new borrowings of $2,750.0 million and the related amortization of financing fees, as well as the elimination of interest expense on Ortho debt which was repaid immediately following the closing of the Combinations, and removal of the amortization of Ortho deferred financing fees and debt discounts:

	Six months ended July 3, 2022	Year ended January 2, 2022
Elimination of the amortization of Ortho deferred financing fees and discounts	$(3.3)	$(8.0)
Elimination of historical interest expense on Ortho debt	(42.9)	(110.9)
Interest expense related to the issuance of new QuidelOrtho debt	34.0	81.6
Amortization of financing fees associated with new QuidelOrtho debt	1.0	2.4
Net decrease in interest expense	$(11.2)	$(34.9)
(e) Loss on extinguishment of debt
Represents the assumed changes to Loss on extinguishment of debt related to the new borrowings of QuidelOrtho and the repayments of all assumed Ortho debt immediately following the Combinations as follows:
For the six months ended July 3, 2022, represents a decrease of $24.0 million from the removal of loss on extinguishment of debt that was recorded upon repayment of former Ortho debt.
For the year ended January 2, 2022, represents a decrease of $26.3 million from the removal of $50.3 million of loss on extinguishment of debt that Ortho previously recorded, partially offset by the inclusion of $24.0 million of loss on extinguishment of debt that was recorded upon repayment of former Ortho debt following the Combinations.
(f) Income tax expense
Represents the income tax effect of unaudited pro forma combined statements of income adjustments related to the Combinations using a federal and state combined statutory tax rate of 24.8% estimated based upon the federal and state combined statutory tax rates. Because the adjustments contained in this unaudited pro forma financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Combinations. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

(g) Earnings per share
The unaudited pro forma combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted average shares, after giving effect to shares and replacement stock awards issued by QuidelOrtho to effect the Combinations (in millions, except per share amounts):

	Six months ended	For the year ended
	July 3, 2022	January 2, 2022
Pro forma net income	$489.9	$619.1

Historical Quidel basic weighted-average shares outstanding	47.0	42.1
Issuance of QuidelOrtho shares to Ortho shareholders	20.0	25.1
Pro forma basic weighted-average shares outstanding	67.0	67.2

Pro forma basic earnings per share	$7.31	$9.21

	Six months ended	For the year ended
	July 3, 2022	January 2, 2022
Pro forma net income	$489.9	$619.1

Historical QuidelOrtho diluted weighted-average shares outstanding	47.7	42.9
Impact of issuance of QuidelOrtho shares to Ortho shareholders	20.0	25.1
Dilutive impact of replacement stock awards issued	0.2	0.2
Pro forma diluted weighted-average shares outstanding	67.9	68.2

Pro forma diluted earnings per share	$7.22	$9.08